Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Dot Hill Systems Corp. on Form S-8 of our reports dated March 4, 2004 appearing in the Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

December 21, 2004